UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 28, 2008

Commission File Number: 333-146802

MANTRA VENTURE GROUP LTD.
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

1205 – 207 West Hastings Street
Vancouver, British Columbia, V6B 1H7
(Address of principal executive offices)

(604) 609 2898
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On May 28, 2008, the registrant, Mantra Venture Group Ltd. (“Mantra”), entered into a private placement agreement with Metradon Ventures Limited pursuant to which Metradon has agreed to purchase 4,000,000 units at $0.125 per unit, with each unit consisting of one share of Mantra’s common stock and one non-transferable warrant to purchase one additional common share at an exercise price of $0.20. Each warrant purchased will expire on May 28, 2009. The total purchase price for the 4,000,000 units is $500,000; $200,000 was paid on execution of the agreement and $300,000 is payable within 30 days of the agreement. The purchase of 4,000,000 units increases Metradon’s stake in Mantra to 4,600,000 units, constituting approximately 18.5% of Mantra’s currently issued and outstanding stock or, if all warrants held by Metradon were exercised, 21% of Mantra’s then issued and outstanding stock.

Also on May 28, 2008 Mantra issued 133,333 common shares at $0.30 per share to a consultant for $40,000 of past general corporate and securities legal services, and 100,000 shares at $0.30 per share to a non-US investor for cash consideration of $30,000.

On June 2, 2008 Mantra entered into a Consulting Agreement with Qualico Capital Corp. pursuant to which Qualico Capital has agreed to provide investor and media relations consulting services to Mantra for a term of 6 months. In accordance with the agreement, Mantra has paid $15,000 and issued 100,000 common Mantra shares to Qualico Capital as compensation for the services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2008	MANTRA VENTURE GROUP LTD.
(Registrant)

By: /s/ Larry Kristof
Larry Kristof President and Chief Executive Officer